Exhibit 5.1

Carnival plc Carnival House 5 Gainsford Street London SE1 2NE		LONDON
65 Fleet Street London EC4Y 1HS
	T	+ 44 20 7936 4000
Direct T
	F	+ 44 20 7832 7001
Direct F
LDE No 23
	E	email@freshfields.com
	W	freshfields.com
	DOC ID	LON6826339
	OUR REF	DH/AB
YOUR REF
	CLIENT MATTER NO.	115283-0078

2 July 2009

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3ASR

INTRODUCTION

1.     In connection with the registration statement dated 2 July 2009 (the Registration Statement) under the Securities Act 1933 (the Act) on Form S-3ASR of Carnival plc, a public limited company incorporated under the laws of England and Wales (the Company), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

2.     The Registration Statement relates to the registration under the Act of the potential sale of certain of the Company’s ordinary shares of US$1.66 each (the Ordinary Shares).

3.     We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	the Registration Statement to be filed under the Act;

(b)	a copy of the current Memorandum and Articles of Association of the Company in force as at 2 July 2009;

(c)	a search carried out on 1 July 2009 (carried out by us or by ICC Information Ltd on our behalf) of the public documents of the Company kept at the Registrar of Companies of England and Wales (the Company Search);

(d)	a certificate issued to us by the Company dated 2 July 2009 (certifying to us that, amongst other matters, the Ordinary Shares have been duly authorised, validly issued and are fully paid and non-assessable),

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A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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(together, the Documents) and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

ASSUMPTIONS

4.     In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	the genuineness of all signatures on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF), facsimile copies or e-mail conformed copies;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each of the statements contained in the certificate of the Company dated 2 July 2009 is true and correct as at the date hereof;

(e)	that the information revealed by the Company Search:

(i)	was accurate in all respects and has not since the time of such search been altered; and

(ii)	was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(f)	that the information revealed by our oral enquiry on 1 July 2009 of the Central Registry of Winding up Petitions (the Winding Up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(g)	that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(h)	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations;

(i)

that all meetings of the board of directors of the Company required by law or regulation or pursuant to the provisions of the Memorandum and Articles of Association of the Company to authorise the issue and allotment of the Ordinary Shares were properly constituted and convened, quorate throughout and properly held, that all applicable provisions contained in the

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Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote at such meetings were duly observed, and that the necessary resolutions were properly passed at those meetings, and such resolutions remain in force and have not been revoked, rescinded or amended and are in full force and effect;

(j)	that the directors of the Company, in authorising the issue and allotment of the Ordinary Shares, exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of the Company;

(k)	that any meetings of the members of the Company required by law or regulation or pursuant to the provisions of the Memorandum and Articles of Association of the Company to authorise the issue and allotment of the Ordinary Shares were properly constituted and convened, quorate throughout and properly held, and that the necessary resolutions were properly passed at those meetings, and such resolutions remain in force and have not been revoked, rescinded or amended and are in full force and effect;

(l)	that the company had sufficient authorised capital at the time of each issue and allotment of Ordinary Shares to effect each such issue and allotment;

(m)	that the company had sufficient authority to allot shares pursuant to section 80 of the Companies Act 1985 or any preceding legislation at the time of each such allotment;

(n)	that all required filings with respect to the issue and allotment of the Ordinary Shares have been made with the Registrar of Companies of England and Wales;

(o)	that the Company complied with all applicable pre-emption rights, whether pursuant to law, regulation or the Articles of Association of the Company, at the time of each issue and allotment of Ordinary Shares;

(p)	that at the time of each issue and allotment of Ordinary Shares: (i) no proposal had been made for a voluntary arrangement, and no moratorium had been obtained, in relation to the Company under the Insolvency Act 1986 or any preceding legislation; (ii) the Company had not given any notice in relation to or passed any voluntary winding-up resolution; (iii) no application had been made or petition presented to a court, and no order had been made by a court, for the winding-up or administration of the Company, and no step had been taken to dissolve the Company; (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer had been appointed in relation to the Company or any of its assets or revenues, and no notice had been given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures had been commenced in any jurisdiction outside England and Wales;

(q)	that all of the Ordinary Shares are at today’s date fully paid; and

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(r)	that all other consents, licences, approvals, notices, filings, recordations, publications and registrations required by law or regulation or pursuant to the provisions of the Memorandum and Articles of Association of the Company have been made or obtained, or will be made or obtained within the period permitted or required by such laws, regulations or provisions.

OPINION

5.    Based and relying solely upon the foregoing and the matters set out in paragraphs 6 and 7 below and any matters not disclosed to us, we are of the opinion that the Ordinary Shares have been duly authorised and validly issued and are fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under English law that the holder of each such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

QUALIFICATIONS

6.    Our opinion is subject to the following qualifications:

(a)	the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;

(b)

the Winding up Enquiry relates only to the presentation of: (i) a petition for the making of a winding up order or the making of a winding up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively

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whether or not such a winding up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding up or administration order granted, because:

(i)	details of a winding up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding up petitions, the Central Registry of Winding-up Petitions may not have records of winding up petitions issued prior to 1994;

(c)	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances.

OBSERVATIONS

7.    We should also like to make the following observations:

(a)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to the Registration Statement or any other document referred to herein, or that no material facts have been omitted therefrom; and

(b) it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

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8.     This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

9.     This opinion is given to you for your benefit and for the purposes of the Registration Statement to be filed under the Act. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully,

/s/    Freshfields Bruckhaus Deringer LLP

FRESHFIELDS BRUCKHAUS DERINGER LLP